As filed with the Securities and Exchange Commission on July 13, 2004
Registration No. 33-.....

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT under THE SECURITIES ACT OF 1933

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

ARKANSAS	71-0407808
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 MAIN STREET, PINE BLUFF, ARKANSAS   71601
(870) 541-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Thomas May, Chairman of the Board
Simmons First National Corporation
501 Main Street
Pine Bluff, Arkansas  71601
(870) 541-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Patrick A. Burrow
Quattlebaum, Grooms, Tull & Burrow PLLC
111 Center Street, Suite 1900
Little Rock, Arkansas  72201
(501) 379-1700

              Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

              If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |X|

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    |_|

              If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |_|

              If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   |_|

              If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   |_|

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maxi- mum Offering Price Per Unit(1)	Proposed Maxi- mum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.01 per share	100,000	$24.78	$2,478,000.00	$314.00

CALCULATION OF REGISTRATION FEE
(1) Calculated pursuant to Rule 457(c) on the basis of the average of the high and low reported sales prices on the NASDAQ National Market on July 9, 2004.

SIMMONS FIRST NATIONAL CORPORATION
AMENDED AND RESTATED
DIVIDEND REINVESTMENT PLAN

100,000 SHARES

CLASS A
COMMON STOCK
$0.01 Par Value Per Share

Simmons First National Corporation (the “Company”) hereby offers participation in its Dividend Reinvestment Plan (the “Plan”).  The Plan provides investors with a convenient way to reinvest the cash dividends paid on the Class A Common Stock, $0.01 par value per share (“Common Stock”) in additional shares of Common Stock.

Participants in the Plan may reinvest all the cash dividends paid on shares of Common Stock registered in their name or credited to their Plan account in additional shares of Common Stock.

The shares purchased pursuant to the Plan may be newly issued shares or previously issued shares purchased in the open market. The price to be paid for newly issued shares of Common Stock purchased through dividend reinvestment will be at the average of the high and low price of the Common Stock as quoted on the NASDAQ National Market. Any open market purchases will be made through an independent agent selected by the Company at the prevailing market price on the date of purchase.  Prices for the Common Stock are quoted on the NASDAQ National Market under the symbol “SFNC.”

This prospectus is being provided to prospective participants in the Plan.

Please retain this Prospectus for future reference.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is July 13, 2004.

No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation.  Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of date subsequent to the date hereof.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).

You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office Woolworth Center 233 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like SFNC, which file electronically with the Commission. The address of that site is www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C.  20006

The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) under the Securities Act of 1933, as amended.  This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.  For further information, reference is hereby made to the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, or the indicated portions thereof, filed with the Commission by the Company (File No. 0-06253), are incorporated in this Prospectus by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b)	Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 2004.

All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares hereby shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of the filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such information (unless such exhibits are specifically incorporated by reference in such documents).  Requests should be directed to Mr. Robert A. Fehlman, Chief Financial Officer, Simmons First National Corporation, Post Office Box 7009, Pine Bluff, Arkansas 71611, telephone (870) 541-1231.

THE COMPANY

Simmons First National  Corporation (the “Company”) is the second largest financial holding company headquartered in Arkansas, with its corporate offices located in Pine Bluff, Arkansas.  The Company owns 8 commercial banking institutions in the State of Arkansas which conduct financial operations from 79 offices in 45 communities.  All of the Company’s bank subsidiaries offer a comprehensive range of  consumer and commercial banking services to the markets and communities which they serve.  The Company through Simmons First Trust Company, N.A., a subsidiary of the Company’s principal subsidiary bank, Simmons First National Bank (“Lead Bank”), offers trust and fiduciary services and discount brokerage services. The Lead Bank also competes for business nationally through its credit card operations.  Collectively, the Company’s bank subsidiaries are sometimes referred to in this Prospectus as the “Subsidiary Banks.” The Company had total consolidated assets of approximately $2.395 billion, total consolidated deposits of approximately $1.925 billion, and total consolidated shareholders’ equity of approximately $230 million as of March 31, 2004.  At March 31, 2004, the Lead Bank had total assets of approximately $1.172 billion and total deposits of approximately $945 million.

The Company plans to continue to grow through expansion in Arkansas its primary market area, by capitalizing on its presence in the Northern half of Arkansas and by banking acquisitions which the Company believes will complement its existing  organizational structure.  The Company’s focus includes commercial and agricultural lending as well as retail banking services in its primary market areas.

The Company is incorporated under the laws of the State of Arkansas.  The executive offices of the Company are located at 501 Main Street, P. O. Box 7009, Pine Bluff, Arkansas 71601.  Its telephone number is (870) 541-1000.

USE OF PROCEEDS BY THE COMPANY

The net proceeds from the sale of shares of Common Stock that are originally issued by the Company and offered pursuant to the Plan will be used for general corporate purposes, including the Company’s working capital needs, the funding of investments in, or extensions of credit to, the Company’s banking and non-banking subsidiaries, possible acquisitions of other financial institutions or their assets or liabilities, possible acquisitions of or investments in other businesses of a type eligible for bank holding companies and possible reduction of outstanding indebtedness of the Company.

The Company will not receive any proceeds from shares of Common Stock purchased in open market transactions and offered pursuant to the Plan.

DESCRIPTION OF THE DIVIDEND REINVESTMENT PLAN

The following, in question and answer form, are the provisions of the Plan. Those holders of Common Stock who do not wish to participate in the Plan will continue to receive cash dividends, if and when declared.

PURPOSE

1.	What is the purpose of the Plan?

              The purpose of the Plan is to provide current holders of shares of Common Stock with a simple and convenient way of investing cash dividends in shares of Common Stock at the average market price, without payment of any brokerage commissions or service charges.

              When original issue shares of Common Stock are purchased from the Company, the Company will receive the net proceeds for its use. When shares of Common Stock are purchased in the open market, the Company will not receive any proceeds.

ADVANTAGES

2.	What are the advantages of the Plan?

Participants in the Plan may:

•

Reinvest automatically their dividends in shares of Common Stock at the average market price and without any charges for brokerage commissions, fees or record keeping.  See Questions 4, 6, 9, 10, 11 and 12.

	•	Invest the full amount of all dividends since a fractional share is allowed to be held under the Plan. See Questions 10 and 15.

	•	Avoid safekeeping requirements and record keeping costs through the free custodial service and reporting provisions of the Plan. See Questions 13 and 16.

PARTICIPATION

3.	Who is eligible to participate in the Plan?

              Any person of legal age who is a holder of Common Stock is eligible to participate in the Simmons First National Corporation Amended and Restated Dividend Reinvestment Plan.  Shareholders of record of Common Stock may elect to participate with respect to all the shares of Common Stock registered in their name.  Beneficial owners of shares of Common Stock that are registered in another person’s name who want to participate in the Plan may be required by the record holder of such shares to have the shares registered in the individual’s own name.

4.	How do shareholders enroll in the Plan?

              After you receive a copy of this Prospectus, you may enroll in the Plan by completing and signing an Authorization Card and returning it to the Plan Administrator at the address provided in Question 7.  Authorization Cards may be obtained at any time by written request to the Company or the Plan Administrator at the address provided in Question 7.

5.	When may a shareholder join the Plan?

              A shareholder may join the Plan at any time.  If an Authorization Card specifying reinvestment of dividends is received by the Plan Administrator more than five (5) business days before the record date established for payment of a particular dividend, reinvestment will commence with that dividend payment.  If the Authorization Card is received after that date, the reinvestment of dividends through the Plan will begin with the next succeeding dividend.  Dividend payment dates ordinarily are the first business day of January, April, July and October.  The record date for determining shareholders who receive dividends normally precedes the dividend payment by about two weeks.

6.	What does the Authorization Card provide?

              By completing on the Authorization Card, you choose to reinvest automatically cash dividends on all shares of which you are the owner of record at the average market price, computed as described under Question 12.

7.	Who administers the Plan for the participants?

              Simmons First Trust Company, N.A. (the “Plan Administrator”), an affiliated  national banking association, administers the Plan for participants and will perform only clerical and administrative functions in connection with the Plan, such as arranging for the custody of share certificates, keeping records, and sending statements of account to participants.  The Plan Administrator’s mailing address is as follows:

Simmons First Trust Company, N.A.
Corporate Trust Department
P. O. Box 7009
Pine Bluff, Arkansas 71611

              Common Stock purchased in the open market under the Plan will be purchased by an independent agent which is a bank or registered broker/dealer appointed to act as agent (the “Agent”) for the participants for the purchases and sales of Common Stock.

Common Stock acquired under the Plan will be registered in the name of Simmons First Trust Company, N.A. (or its nominee) as administrator for participants in the Plan.

COSTS

8.	Are there any expenses to participants in connection with purchases under the Plan?

              No.  Participants will incur no brokerage commissions, fees, expenses or service charges for the purchases made under the Plan.  All costs of administration of the Plan, including brokerage fees, if any, on share purchases will be paid by the Company.

PURCHASES

9.	How are purchases of Common Stock made under the Plan?

              Common Stock acquired under the Plan will be either shares purchased in the open market by the Agent or shares newly issued by the Company.  The source of the Common Stock (i.e., open market or newly issued) will be designated by the Company prior to the related Investment Date, but all Common Stock acquired with respect to a single Investment Date will come from the same source.  The Company will not change the source from which Common Stock is acquired under the Plan more than once in any three month period.

              The primary consideration in determining the source of Common Stock to be used for purchases under the Plan is expected to be the Company’s need to increase equity capital.  If the Company does not need to raise funds externally or financing needs are satisfied using non-equity sources of funds to maintain the Company’s desired capital structure, Common  Stock purchased for participants in the Plan will be purchased in the open market.  At any time that Common Stock is purchased for Participants under the Plan in the open market, the Company will not exercise its right to change the source of purchases of Common Stock absent a determination by the Company’s Board of Directors or Chief Financial Officer that the Company’s need to raise additional capital has changed, whether or not there is another valid reason for such change.

10.	How many shares of Common Stock will be purchased for participants?

              The number of shares of Common Stock to be purchased for a participant depends on the amount of that participant’s dividends and the market price of the Common Stock. Each participant’s account will be credited with that number of shares, including fractions computed to three decimal places, equal to the total amount to be invested, divided by the purchase price per share.

              In the event that open market transactions are made, the Company shall not have any authorization or power to direct the time or price at which Common Stock may be so purchased, or to select a broker/dealer through or from whom purchases are to be made.

11.	When will shares of Common Stock be purchased under the Plan?

              Purchases of originally issued shares of Common Stock with reinvested dividends will be made on the dividend payment date or as soon thereafter as possible.  Participants will become the owner of the Common Stock purchased by them under the Plan on the date of purchase; however, for federal income tax purposes, the holding period will commence on the following day.

              Common Stock purchased in the open market normally will be purchased within three (3) business days of the dividend payment date, subject to applicable regulatory  restrictions on such purchases. Participants will become the owners of such shares purchased for their account under the Plan upon settlement of such purchases.

PRICE

12.	At what price will shares of Common Stock be purchased under the Plan?

Originally Issued Shares

              Originally issued shares of Common Stock purchased with reinvestment dividends will be purchased at a price equal to the average of the high and low price of the Common Stock traded on the NASDAQ National Market on the dividend payment date as subsequently reported in the Wall Street Journal.

If there is no trading in the Common Stock on the dividend payment date, the purchase price shall be determined by the Company on the next preceding date on which trading occurred.

Shares Purchased in the Open Market

              If the Company elects to purchase Common Stock in the open market for the account of participants, such purchases will be made at prevailing market prices, and the price to each participant’s account for shares purchased with reinvested dividends will be the average price of all shares purchased for the reinvestment of each such dividend.

REPORTS TO PARTICIPANTS

13.	What reports will be sent to participants in the Plan?

              As soon as practicable after each purchase, you will receive a statement of your account showing amounts invested, purchase prices, shares purchased and other information for the year to date.  This statement will provide a cost record of purchases under the Plan and should be retained for tax purposes.  Additionally, you will receive the same materials sent to every other holder of Common Stock, including the Company’s Annual and Quarterly Reports to Shareholders, proxy statements and information for income tax reporting.

14.	May a participant receive immediate confirmation of the stock purchases?

              A participant may notify the Plan Administrator to send immediate confirmation of  stock purchases under the Plan.   The notification must be mailed to the address of the Plan Administrator at the address set forth in the response to Question 7 above and received at least five (5) days prior to the next record date for cash dividends.

DIVIDENDS

15.	Will participants be credited with dividends on shares held in their accounts under the Plan?

              Yes.  The Plan Administrator will receive dividends for all Plan shares held on the dividend record date and will credit such dividends to participants’ accounts on the basis of full shares and fractional shares credited to those accounts.  Such dividends will be reinvested automatically in additional shares of Common Stock.

CERTIFICATES

16.	Will certificates be issued for shares of Common Stock purchased under the Plan?

              Unless requested, certificates for shares of Common Stock purchased under the Plan will not be issued.  The Plan Administrator will hold all shares purchased under the Plan in the name of one of its nominees.  The number of shares purchased for a participant’s account under the Plan will be shown on that participant’s statement of account.  This convenience protects against loss, theft or destruction of stock certificates, permits ownership of a fractional share and reduces the cost to be borne by the Company.

A Participant may also add shares to the account by depositing certificates for those shares with the Plan Administrator with the request that those shares be added to the Participant’s account.

17.	May shares held in the Plan be withdrawn by participants?

              Certificates for any number of whole shares of Common Stock credited to a participant’s account under the Plan will be issued without charge upon that participant’s written request.  Any remaining full shares and fractional share will continue to be held in the participant’s account.  A participant’s written request should be mailed to the Plan Administrator.

TERMINATION OF PARTICIPATION

18.	How does a participant discontinue the reinvestment of dividends under the Plan?

A participant may discontinue the reinvestment of dividends under the Plan by notifying the Plan Administrator in writing to that effect. This notice should be mailed to:

Simmons First Trust Company, N.A.
Corporate Trust Department
P. O. Box 7009
Pine Bluff, Arkansas 71611

              If a participant’s notice of termination is received on or after the tenth business day prior to the record date for the next dividend, that dividend will be reinvested for the participant’s account, then the account will be terminated and all subsequent dividends on those shares will be paid to the participant.

              When a participant terminates participation in the Plan, the Plan Administrator will issue certificates for whole shares credited to the participant’s account under the Plan, and a cash payment will be made to the participant for the value of any fractional share.

TAX INFORMATION

19.	What are the Federal Income Tax Consequences of Participation in the Plan?

              Pursuant to rulings by the Internal Revenue Service in connection with similar plans, dividends reinvested in additional shares of Common Stock under the Plan will be treated for federal income tax purposes as having been received by Plan participants in the form of a taxable stock distribution.  Accordingly, an amount equal to the fair market value on the dividend payment date of the shares acquired with reinvested dividends on that date will be treated as a dividend to Plan participants, taxable as ordinary income to the extent of the Company’s earnings and profits.  The fair market value of such shares will be based upon the average of the high and low market prices for the shares on the dividend payment date.  For each tax year, statements of account will show the fair market value of the Common Stock purchased with reinvested dividends, and Form 1099 mailed to stockholders at year end will show total dividend income, including all dividends paid in cash that are not reinvested through the Plan and the fair market value on the dividend payment date of shares acquired with reinvested dividends.

              The tax basis of shares acquired under the Plan by reinvestment of dividends will be equal to the fair market value of the shares on the dividend payment date.  The holding period of shares of Common Stock acquired under the Plan, will begin on the day following the date the shares are purchased for the account of the participant.

              For corporate shareholders (other than “S” corporations), the  amount of dividends reinvested generally will be eligible for the 70% dividends received deduction currently available under the  Code with respect to dividends received by regular corporate shareholders.  No dividend exclusion is available for individuals or “S” corporations.

              In the case of foreign shareholders whose taxable income under the Plan is subject to federal income tax withholding, an amount equal to the dividends payable to such foreign participants, less the amount of tax required to be withheld, will be applied to the purchase of shares of Common Stock under the Plan.

              Any brokerage fees paid by the Company for a participant must be reported by the Company as taxable income to the participant, and the amount of such fees will become part of the cost basis for shares purchased on behalf of the participant, or in the case of sales, will reduce the amount realized with respect to the sale for purposes of computing taxable gain or loss.

              The foregoing is merely a general discussion of certain of the federal income tax consequences with respect to participation in the Plan.  Accordingly, participants should consult their own tax advisors regarding the application of applicable tax law to their own specific situations and with respect to applicable state and local tax laws.

OTHER INFORMATION

20.	What happens if a participant sells a portion of the shares of Common Stock registered in the participant’s name?

              If a participant has authorized the reinvestment of dividends on all shares registered in his name and then disposes of a portion of those shares, the dividends on the remaining shares will continue to be reinvested.

21.	What happens when a participant sells or transfers all of the shares registered in his name?

              If a participant disposes of all shares registered in his name and with respect to which he participates in the Plan, the dividends on the shares credited to that participant’s account under the Plan may continue to be reinvested or the Company may elect to terminate the account by issuing full shares and a cash payment for any fractional share.

22.	What happens if the Company has a Common Stock rights offering?

              In the event the Company makes available to its shareholders rights to purchase additional shares or other securities, such rights will be made available to participants based on the number of shares (including any fractional interest to the extent practicable) held in the participant’s Plan account on the record date established for determining the holders of Common Stock entitled to such rights.

23.	What happens if the Company issues a stock dividend or declares a stock split?

              Any stock dividends or split shares distributed by the Company on shares of Common Stock credited to the participant’s account under the Plan will be added to the participant’s account.  Stock dividends or split shares distributed on shares of Common Stock registered in the participant’s name but not held in the participant’s account will be distributed in the same manner as to shareholders who are not participating in the Plan.

24	How will a participant’s shares be voted at meetings of shareholders?

              The shares of Common Stock credited to the account of a participant under the Plan will be included in the proxy for voting on any matters submitted to a meeting of shareholders.  The proxy will include shares of Common Stock registered in the participant’s name and shares of Common Stock credited to the participant’s account under the Plan.

              If the proxy is returned properly signed and marked for voting, all the shares covered by the proxy - those registered in the participant’s name and/or those credited to the participant’s account under the Plan - will be voted as marked.  If the proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, the shares will be voted in accordance with the recommendations of the Board of Directors of the Company.  If the proxy is not returned, or if it is returned unexecuted or improperly executed, a participant’s shares will be voted only if the participant votes in person.

25	May a participant sell, assign, transfer or pledge Plan shares?

              No.  A participant cannot sell, assign, transfer or pledge shares credited to the participant’s account for any purpose. However, the participant may request certificates for such shares in accordance with Question 17 above and then may sell, assign transfer or pledge the shares upon receipt of such certificates.

26.	May the Plan be changed or discontinued?

              Yes.  Although the Company intends to continue the Plan, the Company reserves the right to suspend, modify or terminate the Plan at any time.  Participants will be notified of any such suspension, modification or termination.

27.	What is the responsibility of the Plan Administrator?

              The Plan Administrator receives the participants’ dividend payments and invests such amounts in shares of Common Stock, maintains continuing records of each participant’s account, and advises participants as to all transactions in and the status of their account.  All notices from the Plan Administrator to a participant will be addressed to the participant at the last address of record with the Plan Administrator.  The mailing of a notice to a participant’s last address of record will satisfy the Plan Administrator’s duty of giving notice to such participant.  Therefore, participants must promptly notify the Plan Administrator of any change of address.  Neither the Plan Administrator nor the Company shall have any responsibility beyond the exercise of ordinary care for any reasonable and prudent actions taken or omitted pursuant to the Plan, including, without limitation, any claim for liability arising out of failure to terminate a participant’s account upon such participant’s death or adjudicated incompetency prior to receipt of notice in writing of such death or adjudicated incompetency, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

Plan participants should recognize that the Company cannot assure the participant of a profit or protection from a loss on the Common Stock purchased under the Plan.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

              The Arkansas Business Corporation Act which governs the corporate affairs of the Company includes very broad powers and authority for a corporation to indemnify its officers and directors for any expenses, costs, judgments or settlement relating to any civil, criminal, administrative or investigative proceeding, if the person acted in good faith and reasonably believed his actions or conduct to have been in the best interests or not opposed to the best interests of the corporation.  Such an officer or director is entitled by right to be indemnified for expenses if the defense of the claim is successful and, in all other events, may indemnified as permitted by a court of law, the determination of a directors not a party to the litigation, the written legal opinion of an independent legal counsel or the shareholders.  The Articles of Incorporation of the Company provide for indemnification for directors, officers and employees to the fullest extent legally permissible under the Arkansas Business Corporation Act.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public  policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

              The validity of the Shares offered hereby will be passed upon for the Company by Quattlebaum, Grooms, Tull & Burrow PLLC,  Little Rock, Arkansas.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the Company in connection with the offering described in this Registration Statement.

Securities and Exchange Commission registration fee	$314.00
Legal fees	2,500.00
Accountants’ fees	2,500.00
Miscellaneous expenses	1,000.00

Total	$6,314.00

Item 15.  Indemnification of Directors and Officers.

Section 4-27-850 of the Arkansas Business Corporation Act contains detailed provisions for indemnification of directors and officers of Arkansas corporations against expenses, judgments, fines and settlements in connection with litigation.  Article TWELFTH of the Company’s Amended and Restated Articles of Incorporation, as amended, provides for indemnification of the directors and executive officers of the Company to the fullest extent legally permissible under the relevant provisions of the Arkansas Business Corporation Act. Additionally, the Company has in place directors’ and officers’ liability insurance coverage.

Item 16.  Exhibits

Number	Description

4.1	Simmons First National Corporation Amended and Restated Dividend Reinvestment Plan

5.1	Opinion and Consent of Quattlebaum, Grooms, Tull & Burrow PLLC

15.1	Letter Regarding Unaudited Interim Financial Information

23.1	Consent of BKD, LLP

23.2	Consent of Quattlebaum, Grooms, Tull & Burrow PLLC (included in Exhibit 5).

24.1	Powers of Attorney

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions referred to in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on the 13th day of July, 2004.

SIMMONS FIRST NATIONAL CORPORATION

By /s/ Robert A. Fehlman
Robert A. Fehlman, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 13th day of July, 2004.

Chairman of the Board, Chief
Executive Officer, President and
Chairman (Principal Executive Officer)

/s/ J. Thomas May

J. Thomas May

Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Robert A. Fehlman

Robert A. Fehlman

Director

/s/ William E. Clark

William E. Clark

Director

/s/ Steve A. Cosse’

Steve A. Cosse’

Director

/s/ Lara F. Hutt, III

Lara F. Hutt, III

Director

/s/ George Makris, Jr.

George Makris, Jr.

Director

/s/ David R. Perdue

David R. Perdue

Director

/s/ Harry L. Ryburn

Harry L. Ryburn

Director

/s/ Henry F. Trotter, Jr.

Henry F. Trotter, Jr.

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Simmons First National Corporation Amended and Restated Dividend Reinvestment Plan

5.1	Opinion and Consent of Quattlebaum, Grooms, Tull & Burrow PLLC

15.1	Letter Regarding Unaudited Interim Financial Information

23.1	Consent of BKD, LLP

23.2	Consent of Quattlebaum, Grooms, Tull & Burrow PLLC (included in Exhibit 5.1).

24.1	Powers of Attorney